Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

a21, Inc.
Jacksonville, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-8 (Registration No. 333-96661), of our report dated April 3, 2006, except for Note I which is as of December 28, 2006, relating to the consolidated financial statements of a21, Inc. as of and for the year ended December 31, 2005 appearing on pages F-2 through F-37 of the Company’s Registration Statement on Form SB-2 (Registration No. 333-139718). Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO Seidman, LLP
West Palm Beach, Florida

February 9, 2007